Exhibit 10.3
(RSU Award -- no performance criteria)
MGM RESORTS INTERNATIONAL
RESTRICTED STOCK UNITS AGREEMENT
 No. of Restricted Stock Units:  ________________
This Agreement (including its Exhibit, the “Agreement”) is made by and between MGM Resorts International, a Delaware corporation (the “Company”), and __________  (the “Participant”) with an effective date of ________ (the “Effective Date”).
RECITALS
A. The Board of Directors of the Company (the “Board”) has adopted the Company’s 2022 Omnibus Incentive Plan, as amended (the “Plan”), which provides for the granting of Restricted Stock Units (as that term is defined in Section 1 below) to selected service providers. Capitalized terms used and not defined in this Agreement shall have the same meanings as in the Plan.
B. The Board believes that the grant of Restricted Stock Units will stimulate the interest of selected employees in, and strengthen their desire to remain with, the Company or a Parent or Subsidiary (as those terms are hereinafter defined).
C. The Human Capital and Compensation Committee of the Board (the “Committee”) has authorized the grant of Restricted Stock Units to the Participant pursuant to the terms of the Plan and this Agreement.
D. The Committee and the Participant intend that the Plan and this Agreement constitute the entire agreement between the parties hereto with regard to the subject matter hereof and shall supersede any other agreements, representations or understandings (whether oral or written and whether express or implied, and including, without limitation, any employment agreement between the Participant and the Company or any of its affiliates (including, without limitation, any Parent or Subsidiary) whether previously entered into, currently effective or entered into in the future) which relate to the subject matter hereof.
Accordingly, in consideration of the mutual covenants contained herein, the parties agree as follows:
1. Definitions.
    1.1 “Business Contacts” means the names, addresses, contact information or any information pertaining to any persons, advertisers, suppliers, vendors, independent contractors, brokers, partners, employees, entities, patrons or customers (excluding Employer’s Trade Secrets, which are protected from disclosure in accordance with Section 3.10 below) upon whom or which a Participant: contacted or attempted to contact in any manner, directly or indirectly, or which Employer reasonably anticipated a Participant would contact within six months of a Participant’s last day of employment at Employer, or with whom or which a Participant worked or attempted to work during Participant’s employment by Employer.

    1.2 “Code” means the Internal Revenue Code of 1986, as amended.
    1.3 “Competitor” means any person, corporation, partnership, limited liability company or other entity which is either directly, indirectly or through an affiliated company, engaged in or proposes to engage in the development, ownership, operation or management of (i) gaming facilities; (ii) convention or meeting facilities; or (iii) one or more hotels if any such hotel is connected in any way, whether physically or by business association, to a gaming establishment and, further, where Competitor’s activities are within a 150 mile radius of any location where any of the foregoing facilities, hotels, or venues are, or are proposed to be, owned, operated, managed or developed by Employer.
    1.4 “Confidential Information” means all Trade Secrets, Business Contacts, business practices, business procedures, business processes, financial information, contractual relationships, marketing practices and procedures, management policies and procedures, and/or any other information of Employer or otherwise regarding Employer’s operations and/or Trade Secrets or those of any member of Employer and all information maintained or entered on any database, document or report set forth on Exhibit B hereto or any other loyalty, hotel, casino or other customer database or system, irrespective of whether such information is used by Participant during Participant’s employment by Employer.
    1.5 “Current Employment Agreement” means the Participant’s employment agreement with the Company or any of its affiliates (including, without limitation, any Parent or Subsidiary) in effect as of the applicable date of determination.
    1.6 “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of Employer.
    1.7 “Employer” means the Company, the Subsidiaries and any Parent and affiliated companies.
    1.8 “Employer’s Good Cause” shall have the meaning given such term or a comparable term in the Current Employment Agreement; provided that if there is no Current Employment Agreement or if such agreement does not include such term or a comparable term, “Employer’s Good Cause” means:
        A. Participant’s failure to abide by Employer’s policies and procedures, misconduct, insubordination, inattention to Employer’s business, failure to perform the duties required of the Participant up to the standards established by Employer’s senior management, or material breach of the Current Employment Agreement, which failure or breach is not cured by the Participant within ten (10) days after written notice thereof from Employer specifying the facts and circumstances of the alleged failure or breach, provided, however, that such notice and opportunity to cure shall not be required if, in the good faith judgment of the Board, such breach is not capable of being cured within ten (10) days;

        B. Participant’s failure or inability to apply for and obtain any license, qualification, clearance or other similar approval which Employer or any regulatory authority which has jurisdiction over Employer requests or requires that the Participant obtain;
        C. Employer is directed by any governmental authority in Nevada, Michigan, Mississippi, Illinois, Macau S.A.R., or any other jurisdiction in which Employer is engaged in a gaming business or where Employer has applied to (or during the term of the Participant’s employment under the Current Employment Agreement, may apply to) engage in a gaming business to cease business with the Participant;
        D. Employer determines, in its reasonable judgment, that the Participant was, is or might be involved in, or is about to be involved in, any activity, relationship(s) or circumstance which could or does jeopardize Employer’s business, reputation or licenses to engage in the gaming business; or
        E. any of Employer’s gaming business licenses are threatened to be, or are, denied, curtailed, suspended or revoked as a result of the Participant’s employment by Employer or as a result of the Participant’s actions.
    1.9 “Fair Market Value” means the closing price of a share of Stock reported on the New York Stock Exchange (“NYSE”) or other applicable established stock exchange or over the counter market on the applicable date of determination, or if no closing price was reported on such date, the first trading day immediately preceding the applicable date of determination on which such a closing price was reported. In the event shares of Stock are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate.
    1.10 “Parent” means a parent corporation as defined in Section 424(e) of the Code.
    1.11 “Participant’s Good Cause” shall have the meaning given such term or a comparable term in the Current Employment Agreement; provided that if there is no Current Employment Agreement or if such agreement does not include such term or a comparable term, “Participant’s Good Cause” means:
        A. The failure of Employer to pay the Participant any compensation when due; or
        B. A material reduction in the scope of duties or responsibilities of the Participant or any reduction in the Participant’s salary.
    If a breach constituting Participant’s Good Cause occurs, the Participant shall give Employer thirty (30) days’ advance written notice specifying the facts and circumstances of the alleged breach. During such thirty (30) day period, Employer may either cure the breach (in which case such notice will be considered withdrawn) or declare that Employer disputes that Participant’s Good Cause exists, in which case Participant’s Good Cause shall not exist until the dispute is resolved in accordance with the methods for resolving disputes specified in Exhibit A hereto.

    1.12 “Restricted Stock Unit” means an award granted to a Participant pursuant to Article 8 of the Plan, except that no shares of Stock are actually awarded or granted to the Participant on the date of grant.
    1.13 “Restrictive Period” means the twelve (12) month period immediately following the Participant’s date of termination.
    1.14 “Section 409A” means Section 409A of the Code, and the regulations and guidance promulgated thereunder to the extent applicable.
    1.15 “Stock” means the Company’s common stock, $.01 par value per share.
    1.16 “Subsidiary” means a subsidiary corporation of the Company as defined in Section 424(f) of the Code or corporation or other entity, whether domestic or foreign, in which the Company has or obtains a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.
    1.17 “Trade Secrets” are defined in a manner consistent with the broadest interpretation of Nevada law. Trade Secrets shall include, without limitation, Confidential Information, formulas, inventions, patterns, compilations, vendor lists, customer lists, contracts, business plans and practices, marketing plans and practices, financial plans and practices, programs, devices, methods, know-hows, techniques or processes, any of which derive economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who may or could obtain any economic value from its disclosure or use, including but not limited to the general public.
    1.18 “Vesting Period” means the period of time from the date of this Agreement until the last scheduled vesting date described in Section 3.1 below.
2. Grant to Participant. The Company hereby grants to the Participant, subject to the terms and conditions of the Plan and this Agreement, an award of   ________         Restricted Stock Units. Except as otherwise set forth in the Plan or this Agreement, (i) each Restricted Stock Unit represents the right to receive one (1) share of Stock upon vesting of such Restricted Stock Units, (ii) unless and until the Restricted Stock Units have vested in accordance with the terms of this Agreement, the Participant shall not have any right to delivery of the shares of Stock underlying such Restricted Stock Units or any other consideration in respect thereof and (iii) each Restricted Stock Unit that vests shall be paid to the Participant within thirty (30) days following the date that the Restricted Stock Unit vests or the date(s) set forth in Sections 3.1 and 3.2, as applicable.
3. Terms and Conditions.

    3.1 Vesting Schedule. Subject to Section 3.2, the Restricted Stock Units shall vest on the first anniversary of the Effective Date, subject to the Participant’s continued employment with the Company or any Subsidiary or Parent; provided, that any Restricted Stock Units which vest under the schedule set forth in this Section 3.1 shall be paid to the Participant within thirty (30) days following the vesting date.
    3.2 Vesting at Termination. Upon termination of employment with Employer for any reason the unvested portion of the Restricted Stock Units shall be forfeited without any consideration; provided, however, that, (i) upon termination of employment by Employer without Employer’s Good Cause or by the Participant with Participant’s Good Cause, the Restricted Stock Units that would have become vested (but for such termination) under the schedule determined in Section 3.1 herein during the twelve (12) months from the date of termination of employment shall remain outstanding and be paid on the same schedule determined in Section 3.1 herein, and (ii) upon termination of employment due to the Participant’s death or Disability, all unvested Restricted Stock Units shall become immediately vested and paid to the Participant within thirty (30) days following the date of termination. Any continued vesting provided for in the preceding sentence shall immediately cease and unvested Restricted Stock Units shall be forfeited in the event the Participant breaches any post-termination covenant with the Company or its affiliate in an employment agreement or set forth in Section 3.10 below (after taking into account any applicable cure period).
    3.3 Committee Discretion. The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion, of the Participant’s unvested Restricted Stock Units at any time, subject to the terms of the Plan and this Agreement. If so accelerated, the Restricted Stock Units will be considered as having vested as of the date specified by the Committee or an applicable written agreement but the Committee will have no right to accelerate any payment under this Agreement if such acceleration would cause this Agreement to fail to comply with Section 409A.
    3.4 Stockholder Rights and Dividend Equivalents.
        (i)    Participant will have no rights as a stockholder with respect to any shares of Stock subject to Restricted Stock Units until the Restricted Stock Units have vested and shares of Stock relating thereto have been issued and recorded on the records of the Company or its transfer agent or registrars.
        (ii)    Notwithstanding the foregoing, each Restricted Stock Unit shall accrue dividend equivalents with respect to dividends that would otherwise be paid on the Stock underlying such Restricted Stock Unit during the period from the date of grant to the date such Stock is delivered. Any such dividend equivalent shall be deemed reinvested in additional full and fractional Restricted Stock Units immediately upon the related dividend’s payment date, based on the then-current Fair Market Value, and shall be subject to the same vesting, settlement and other conditions applicable to the Restricted Stock Unit on which such dividend equivalent is paid. Any fractional shares shall be paid in cash upon the vesting of such Restricted Share Units.
    3.5 Limits on Transferability. The Restricted Stock Units granted under this Agreement may be transferred solely to a trust in which the Participant or the Participant’s spouse control the management of the assets. With respect to Restricted Stock Units, if any, that have been transferred to a trust, references in this Agreement to vesting related to such Restricted Stock Units shall be deemed to include such trust. Any transfer of Restricted Stock Units shall be subject to the terms and conditions of the Plan and this Agreement and the transferee shall be subject to the same terms and conditions as if it were the Participant. No interest of the Participant under this Agreement shall be subject to attachment, execution, garnishment, sequestration, the laws of bankruptcy or any other legal or equitable process.
    3.6 Adjustments. If there is any change in the Stock by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares of Stock, or any similar change affecting the Stock the Committee will make appropriate and proportionate adjustments (including relating to the Stock, other securities, cash or other consideration which may be acquired upon vesting of the Restricted Stock Units) that it deems necessary to the number and class of securities subject to the Restricted Stock Units and any other terms of this Agreement. Any adjustment so made shall be final and binding upon the Participant.
    3.7 No Right to Continued Performance of Services. The grant of the Restricted Stock Units does not confer upon the Participant any right to continue to be employed by the Company or any of its affiliates (including, without limitation, any Parent or Subsidiary) nor may it interfere in any way with the right of the Company or any of its affiliates (including, without limitation, any Parent or Subsidiary) for which the Participant performs services to terminate the Participant’s employment at any time.
    3.8 Compliance With Law and Regulations. The grant and vesting of Restricted Stock Units and the obligation of the Company to issue shares of Stock under this Agreement are subject to all applicable federal and state laws, rules and regulations, including those related to disclosure of financial and other information to the Participant and to approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Stock prior to (A) the listing of such shares on any stock exchange on which the Stock may then be listed and (B) the completion of any registration or qualification of such shares under any federal or state law, or any rule or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.
    3.9 Corporate Transaction. Upon the occurrence of a reorganization, merger, consolidation, recapitalization, or similar transaction, unless otherwise specifically prohibited under applicable laws or by the applicable rules and regulations of any governing governmental agencies or national securities exchanges, the Committee is authorized (but not obligated) to make adjustments in the terms and conditions of the Restricted Stock Units, including without limitation the following (or any combination thereof): (i) continuation or assumption of the Restricted Stock Units by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent; (ii) substitution by the surviving company or corporation or its parent of an award with substantially the same terms for the Restricted Stock Units; (iii) accelerated vesting with respect to the Restricted Stock Units immediately prior to the occurrence of such event and payment to the Participant within thirty (30) days thereafter; and (iv) cancellation of all or any portion of the Restricted Stock Units for fair value (in the form of cash or its equivalent (e.g., by check), other property or any combination thereof) as determined in the sole discretion of the Committee and which value may be zero (if the value of the underlying stock is zero), and payment to the Participant within thirty (30) days thereafter.

3.10 Participant Covenants. The Participant acknowledges that, in the course of performing his or her responsibilities to Employer, the Participant will form relationships and become acquainted with Confidential Information. The Participant further acknowledges that such relationships and the Confidential Information are valuable to Employer, and the restrictions on his or her future employment contained in this Section 3.10, if any, are reasonably necessary in order for Employer to remain competitive in its various businesses. In consideration of the benefits provided under this Agreement (including, but not limited to, the potential vesting continuation or acceleration under Section 3.2 hereof), and in recognition of Employer’s heightened need for protection from abuse of relationships formed or Confidential Information garnered during the Participant’s employment with Employer, Participant hereby agrees to the following covenants as a condition of receipt of the benefits provided under this Agreement:
(i)     Non-Competition. During the entire Restrictive Period, the Participant shall not directly or indirectly be employed by, provide consultation or other services to, engage in, participate in or otherwise be connected in any way with any “Competitor” in any capacity that is the same, substantially the same or similar to the position or capacity (irrespective of title or department) as that held at any time during Participant’s employment with the Company. During the entire Vesting Period, if the Participant directly or indirectly becomes employed by, provides consultation or other services to, engages in, participates in or otherwise becomes connected in any way with any “Competitor”, the continued vesting provided for under Section 3.2 of this Agreement will immediately terminate and all of such Participant’s then outstanding Restricted Stock Units will immediately terminate and be forfeited as of the date Participant becomes employed by or otherwise associated in any way with a Competitor.
(ii)    Non-Solicitation. In addition, during the Restrictive Period under this Section 3.10: (A) the Participant will not call on, solicit, induce to leave and/or take away, or attempt to call on, solicit, induce to leave and/or take away, any Business Contacts of Employer, and (B) the Participant will not approach, solicit, contract with or hire any current Business Contacts of Employer or entice any Business Contact to cease his/her/its relationship with Employer or end his/her employment with Employer, without the prior written consent of Company, in each and every instance, such consent to be within Company’s sole and absolute discretion. During the entire Vesting Period, if the Participant (x) calls on, solicits, induces to leave and/or takes away, or attempts to call on, solicit, induce to leave and/or take away, any Business Contacts of Employer or (y) approaches, solicits, contracts with or hires any current Business Contacts of Employer or entices any Business Contact to cease his/her/its relationship with Employer or end his/her employment with Employer, without the prior written consent of Company, the continued vesting provided for under Section 3.2 of this Agreement will immediately terminate and all of such Participant’s then outstanding Restricted Stock Units will immediately terminate and be forfeited as of the date of such action.
(iii)    Non-Disclosure and Confidentiality. The Participant will not make known to any Competitor and/or any member, manager, officer, director, employee or agent of a Competitor, the Business Contacts of Employer. The Participant further covenants and agrees that at all times during Participant’s employment with the Company, and at all times thereafter, Participant shall not, without the prior written consent of the Company’s Chief Executive Officer, Chief Operating Officer or General Counsel in each and every instance—such consent to be within the Company’s sole and absolute discretion—use, disclose or make known to any person, entity or other third party outside of Employer any Confidential Information belonging to Employer or its individual members. Notwithstanding the foregoing, the provisions of this paragraph shall not apply to Confidential Information: (A) that is required to be disclosed by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) in any litigation, arbitration, mediation or legislative hearing, with jurisdiction to order Participant to disclose or make accessible any information, provided, however, that Participant provides Company with ten (10) days’ advance written notice of such disclosure to enable Company to seek a protective order or other relief to protect the confidentiality of such Confidential Information; (B) that becomes generally known to the public or within the relevant trade or industry other than due to Participant’s or any third party’s violation of this Section 3.10 or other obligation of confidentiality; or (C) that becomes available to Participant on a non-confidential basis from a source that is legally entitled to disclose it to Participant.
(iv)    Forfeiture. It is a condition to the receipt of any benefits under this Agreement that, in the event of any breach of the Participant’s obligations under this Section 3.10, the continued vesting provided for under Section 3.2 of this Agreement will immediately terminate and all of the Participant’s then outstanding Restricted Stock Units will immediately terminate and be forfeited as of the date the Company determines that such a breach has occurred.
Nothing contained in this Section 3.10 limits or otherwise prohibits the Participant from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Further, this Section 3.10 does not limit the Participant’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information (subject to the paragraph below), without notice to the Company. This Section 3.10 does not limit the Participant’s right to receive an award for information provided to any Government Agencies.
Notwithstanding anything to the contrary in this Section 3.10 or otherwise, pursuant to the Defend Trade Secrets Act of 2016, the Company hereby advises the Participant as follows: (A) an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (B) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.
The Participant agrees to notify the Company immediately of any other persons or entities for whom he or she works or provide services within the Vesting Period (excluding occasional consulting services for a non-Competitor, and similar activities), and to provide such information as the Company may reasonably request regarding such work or services during the Vesting Period within a reasonable time following such request. If the Participant fails to provide such notice or information, which failure is not cured by Participant within thirty (30) days after written notice thereof from the

Company, any right to continued vesting under Section 3.2 shall immediately cease. The Participant further agrees to promptly notify the Company, within the Vesting Period, of any contacts made by any Competitor which concern or relate to an offer to employ the Participant or for the Participant to provide consulting or other services during the Vesting Period.
4. Investment Representation. The Participant must, within five (5) days of demand by the Company furnish the Company an agreement satisfactory to the Company in which the Participant represents that the shares of Stock acquired upon vesting are being acquired for investment. The Company will have the right, at its election, to place legends on the certificates representing the shares of Stock so being issued with respect to limitations on transferability imposed by federal and/or state laws, and the Company will have the right to issue “stop transfer” instructions to its transfer agent.
5. Participant Bound by Plan. The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof as amended from time to time.
6. Withholding. The Company or any Parent or Subsidiary shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Restarted Stock Units awarded by this Agreement, their grant, vesting or otherwise, and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes, which may include, without limitation, reducing the number of shares otherwise distributable to the Participant by the number of shares of Stock whose Fair Market Value is equal to the amount of tax required to be withheld by the Company or a Parent or Subsidiary as a result of the vesting or settlement or otherwise of the Restricted Stock Units.
7. Notices. Any notice hereunder to the Company must be addressed to: MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: 2022 Omnibus Incentive Plan Administrator, and any notice hereunder to the Participant must be addressed to the Participant at the Participant’s last address on the records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address. Any notice shall be deemed to have been duly given on personal delivery or three (3) days after being sent in a properly sealed envelope, addressed as set forth above, and deposited (with first class postage prepaid) in the United States mail.
8. Entire Agreement. This Agreement and the Plan and the Participant’s Employment Agreement constitute the entire agreement between the parties hereto with regard to the subject matter hereof and shall supersede any other conflicting agreements, representations or understandings (whether oral or written and whether express or implied, whether previously entered into, currently effective or entered into in the future that includes terms and conditions regarding equity awards) which relate to the subject matter hereof.

9. Waiver. No waiver of any breach or condition of this Agreement shall be deemed a waiver of any other or subsequent breach or condition whether of like or different nature.
10. Participant Undertaking. The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Restricted Stock Units pursuant to this Agreement.
11. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and agreed in writing to be joined herein and be bound by the terms hereof.
12. Governing Law. The parties hereto agree that the validity, construction and interpretation of this Agreement shall be governed by the laws of the state of Nevada.
13. Arbitration. Except as otherwise provided in Exhibit A to this Agreement (which constitutes a material provision of this Agreement), disputes relating to this Agreement shall be resolved by arbitration pursuant to Exhibit A hereto.
14. Clawback Policy. By accepting this award the Participant hereby agrees that this award and any other compensation paid or payable to the Participant is subject to Company’s recoupment, recovery or clawback policy or policies as in effect from time to time, and that this award shall be considered a bonus for purposes of the Policy on Recovery of Incentive Compensation in Event of Financial Restatement. In addition, the Participant agrees that such policy or policies may be amended from time to time by the Board in a manner designed to comply with applicable law and/or stock exchange listing requirements.
15. Amendment. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto; provided that the Company may alter, modify or amend this Agreement unilaterally if such change is not materially adverse to the Participant or to cause this Agreement to comply with applicable law.
16. Severability. The provisions of this Agreement are severable and if any portion of this Agreement is declared contrary to any law, regulation or is otherwise invalid, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding and enforceable.
17. Execution. Each party agrees that an electronic, facsimile or digital signature or an online acceptance or acknowledgment will be accorded the full legal force and effect of a handwritten signature under Nevada law. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

18. Variation of Pronouns. All pronouns and any variations thereof contained herein shall be deemed to refer to masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.
19. Tax Treatment; Section 409A. The Participant shall be responsible for all taxes with respect to the Restricted Stock Units. Notwithstanding the forgoing or any provision of the Plan or this Agreement:
    19.1 The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement or the Plan contravenes Section 409A or could cause the Participant to incur any tax, interest or penalties under Section 409A, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision in order to comply with the requirements of Section 409A or to satisfy the conditions of any exception therefrom, or otherwise to avoid the imposition of the additional income tax and interest under Section 409A, while maintaining, to the maximum extent practicable, the original intent and economic benefit to the Participant, without materially increasing the cost to the Company, of the applicable provision. However, the Company makes no guarantee regarding the tax treatment of the Restricted Stock Units and none of the Company, its Parent, Subsidiaries or affiliates, nor any of their employees or representatives shall have any liability to the Participant with respect thereto.
    19.2 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Participant, and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 19.2 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to the Participant in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
    19.3 For purposes of Section 409A, the Participant’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
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 IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Units Agreement as of the date first written above.

MGM RESORTS INTERNATIONAL

By:
Name:
Title:

PARTICIPANT

By:
Name:

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